FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  April, 1995


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811










Current Report, Form 8-K for                               Date of Report:
Maine Public Service Company                                  April, 1995

Item 5.   Other Material Events

     Maine Yankee Atomic Power Company (Maine Yankee) to Further Explore Sleeving of All Steam Generator Tubes Reference is made to the Company's Form 10-K dated March 29, 1995, Part I, "Subsidiaries and Affiliated Companies," in which the Company reported that Maine Yankee was experiencing degradation of its steam generator tubes in the form of circumferential cracking. During the refueling-and-maintenance shutdown that started in early February of 1995, Maine Yankee detected an increased rate of degradation of the Plant's steam generator tubes in excess of the number expected and started evaluating several courses of action. The Company owns 5% of the Common Stock of Maine Yankee. In 1994, Maine Yankee provided 43.3% of the Company's power requirements.

     On April 7, 1995, Maine Yankee announced its intention to further explore sleeving all 17,000 steam generator tubes. Although testing of all tubes revealed that approximately 40% of the tubes are free of defects, Maine Yankee plans to sleeve all of the tubes as a preventative safety measure. Sleeving involves the inserting of a tube of slightly smaller diameter into the defective tube, the sleeve is welded in place and acts as a new tube. Sleeving is a proven technology and must meet rigorous federal standards of safety and licensing. If the sleeving option is approved and implemented, Maine Yankee projects that the plant could return to service in the final quarter of 1995. The Company estimates that its share of the cost of this option could be approximately $2.5 million.

     At this time, the Company cannot predict whether the sleeving option will be approved for implementation. While Maine Yankee is not operating, the Company estimates that the additional costs for replacement power can be as high as approximately $500,000 to $600,000 per month.

     These replacement power costs have traditionally been subject to collection under the fuel adjustment clause. Reference is made to the Company's Form 8-K dated February 13, 1995 in which the Company announced its intention to file a five-year rate plan with the Maine Public Utilities Commission (MPUC). As an element of that rate plan, the Company intended to propose elimination of the fuel adjustment clause except for the cost of power purchased from the Wheelabrator-Sherman Energy Company, an independent power producer. The Company had proposed to file its rate plan on April 10, 1995, but has delayed that filing until the scope of Maine Yankee's situation is better known. The Company is now re-examining its plan in order to account for the additional expenses resulting from Maine Yankee's repair and extended shutdown. The Company cannot predict the timing or the extent of the recovery of these additional expenses.


                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant



April 11, 1995                     Larry E. LaPlante

                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer